EXHIBIT 9

                              STANDSTILL AGREEMENT


                     This STANDSTILL AGREEMENT, dated as of June 5, 2001 and effective as of the Effective Date (as defined below) (this "Agreement"), is among Travis Street Partners, LLC ("TSP") and Asher O. Pacholder, Sylvia A. Pacholder, Robin E. Pacholder, Tom D. Pacholder, David M. Gerst and Pacholder Associates, Inc. ("PAI") (each, a member of, and collectively, the "Pacholder Group").

                     WHEREAS, it is contemplated by the parties that Asher O. Pacholder and Sylvia A. Pacholder may cease to be members of the Board of Directors of ICO, Inc. (the "Company") and all committees thereof and the Boards of Directors of all subsidiaries of the Company and all committees thereof; and

                     WHEREAS, it is contemplated by the parties that each member of the Pacholder Group, other the PAI, may cease to be an employee of the Company pursuant to the terms of those certain respective proposed draft termination agreements;

                     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                     1. Effectiveness. The terms and provisions of this Agreement shall become effective upon each of Asher O. and Sylvia A. Pacholder ceasing to be an employee and a director of the Company, pursuant to the terms of those certain termination agreements expected to be entered into between the Company and such individuals (the "Termination Agreements"). (The time at which all of the foregoing shall have occurred is hereinafter referred to as the "Effective Time"). Notwithstanding anything herein to the contrary, no term or provision of this Agreement shall be binding on any party hereto until such time, if ever, as the Effective Time has occurred.

                     2. Term of this Agreement. The respective covenants and agreements of the Pacholder Group contained in Sections 3 and 4(b) of this Agreement (the "Standstill Agreements") shall remain in full force and effect during the period from the Effective Date through and including the third anniversary of the Effective Date (the "Standstill Period"). Except as otherwise expressly provided herein, at the end of the Standstill Period, the Standstill Agreements shall expire, but all other covenants and agreements of the parties contained in this Agreement shall survive and remain in full force and effect.

                     3. Certain Agreements of the Pacholder Group. No member of the Pacholder Group will, or will permit any entity under the control (including but not limited to funds or trusts under investment management control) of such member (whether alone or together with other Pacholder Group members) to, directly or indirectly:

                         (a) solicit proxies with respect to any common stock or any other securities of the Company entitled to vote generally for the election of directors or any security convertible into or exchangeable for or exercisable for the purchase of common stock or other


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          securities of the Company entitled to vote generally for the election of directors (collectively, "Voting Securities"), or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act of 1934, as amended) in opposition to the recommendation of the Board of Directors of the Company; or

                         (b) deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect; or

                         (c) acquire or offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise any record or beneficial ownership of (a) Voting Securities, except (i) through stock splits, stock dividends or other pro rata distributions or offerings made by the Company to holders of any class of Voting Securities generally, (ii) if such acquisition is as a result of the issuance by the Company of Voting Securities pursuant to the terms of any merger or other means of acquisition in exchange for securities of a corporation or other entity acquired in whole or in part by the Company or any of its subsidiaries which securities were owned by any member of the Pacholder Group prior to the time of the first public announcement of the acquisition or, if sooner, the time any member of the Pacholder Group learned of the acquisition or (iii) upon the exercise of stock options to purchase shares of the Company's common stock vested in and held by members of the Pacholder Group as of the Effective Date or (b) the Company's 10-3/8% Senior Notes due 2007; or

                         (d) join a partnership, limited partnership, syndicate, or other group or 13D Group (as hereinafter defined) (other than the Pacholder Group) for the purpose of acquiring, holding or disposing of Voting Securities within the meaning of Section 13(d) of the Securities Exchange Act of 1934. As used herein, the term "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect and based on present legal interpretations thereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of
          Section 13(d)(3) of the Exchange Act if such group beneficially owned more than 5% of any class of equity securities of the Company then outstanding; or

                         (e) initiate, induce or attempt to induce or give encouragement to any other party or parties to initiate any proposal or tender or exchange offer for Voting Securities or to otherwise acquire any Voting Securities, or any change of control of the Company; or

                         (f) make any proposal (or fail to withdraw on or promptly after the Effective Date any existing proposal) regarding a business combination or transaction involving the Company or solicit or invite proposals from, or otherwise induce or give encouragement to any other party or parties to make any proposal regarding a merger, consolidation, business combination or similar transaction involving the Company; or


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                         (g) acquire or permit any entity under his or her
          control (including but not limited to subsidiaries and employee pension, profit sharing or other trusts under investment management control of any member of the Pacholder Group) to acquire, by purchase or otherwise, more than 5% of any class of equity securities of any entity which, prior to the time the Pacholder Group acquires more than 5% of such class, is publicly disclosed (by filing with the Securities and Exchange Commission or otherwise) to be the beneficial owner of more than 5% of any class of Voting Securities; or

                         (h) execute any written consent or demand in lieu of a meeting with respect to Voting Securities (other than written consents or demands in lieu of a meeting which are solicited by the Company) or otherwise take any action in the nature of a vote with respect to Voting Securities except at a meeting of the shareholders of the Company; or

                         (i) call, or join with others in calling, any special meeting of the Company's shareholders.

                     4. Covenants of the Pacholder Group. Each member of the Pacholder Group hereby covenants and agrees that:

                         (a) no member of the Pacholder Group will, directly or indirectly, bring or maintain or request or cause to be brought or maintained, or encourage, solicit or assist any third party to bring or maintain, or provide to or discuss with any third party any information respecting any basis for, any claim, action, cause of action, proceeding, or suit against any of the Released TSP Parties (as defined below) arising out of or in connection with the actions of TSP in its capacity as a shareholder of the Company or the actions or omissions of any member of TSP as an officer, director, employee or shareholder of the Company or its subsidiaries (the "TSP Actions") (other than arising out of a breach of this Agreement or the transactions contemplated herein) except as may be otherwise required by applicable law; and

                         (b) each member of the Pacholder Group, on all matters for which Voting Securities are entitled to vote, either will vote or cause to be voted all of such member's respective Voting Securities as recommended by the Board of Directors of the Company or will abstain from voting, and cause not to be voted, such securities; provided, however, that no provision of this Section 4(b) will apply to PAI.

                     5. Representation, Warranty and Covenant of TSP.


                         (a) TSP hereby represents and warrants that as of the Effective Date no member of TSP, other than Global Undervalued Securities Master Fund, L.P., beneficially owns shares of common stock of the Company.

                         (b) TSP hereby covenants and agrees that it will not, directly or indirectly, bring or maintain or request or cause to be brought or maintained, or encourage, solicit or assist any third party to bring or maintain, or provide to or discuss with any third party any information respecting any basis for, any claim, action, cause of action, proceeding, or suit against any of the Released Pacholder


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          Parties (as defined below) arising out of or in connection with any actions or omissions of any member of the Pacholder Group in its capacity as an officer, director, employee or shareholder of the Company or its subsidiaries (the "Pacholder Actions") (other than arising out of a breach of this Agreement or the transactions contemplated herein) except as may be otherwise required by applicable law.

                    6. Release.

                         (a) In consideration of the covenants and agreements of the members of the Pacholder Group herein, TSP, for itself, in its capacity as a shareholder of the Company, and for its respective members, officers, employees, affiliates, agents, legal representatives, successors and assigns (with TSP, the "TSP Parties"), hereby releases and forever discharges each member of the Pacholder Group and each of his or her respective affiliates, heirs, agents, legal representatives, successors and assigns (with each member of the Pacholder Group, the "Released Pacholder Parties"), of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature, whether known or unknown, whether or not founded in fact or in law, and whether in law or equity or otherwise, which any of the TSP Parties ever had, now has, or can, shall or may have for or by reason of any matter, cause or anything whatsoever related to any Pacholder Actions on or prior to the Effective Date (other than arising out of a breach of this Agreement or the transactions contemplated thereby).

                         (b) In consideration of the covenants and agreements of TSP herein, each member of the Pacholder Group, for himself or herself or itself and for his or her or its shareholders, officers, employees, respective affiliates, heirs, agents, legal representatives, successors and assigns (the "Pacholder Parties"), hereby releases and forever discharges TSP and each of its respective affiliates, members, managers, officers, employees, agents, legal representatives, successors and assigns (with TSP, the "Released TSP Parties"), of and from any and all debts, demands, actions, causes of action, suits, proceedings, agreements, contracts, judgments, damages, accounts, reckonings, executions, claims and liabilities whatsoever of every name and nature, whether known or unknown, whether or not founded in fact or in law, and whether in law or equity or otherwise, which any of the Pacholder Parties ever had, now has or can, shall or may have for or by reason of any matter, cause or anything whatsoever related to any TSP Actions on or prior to the Effective Date (other than arising out of a breach of this Agreement or the transactions contemplated thereby).

                     7. Reservation of Rights. Notwithstanding the foregoing, each of the parties hereto agrees that nothing in this Agreement shall in any way release any party from its obligations and requirements, nor waive any party's rights, pursuant to this Agreement.

                     8. Specific Enforcement; Other Remedies. Notwithstanding the foregoing, each of the parties hereto acknowledges and agrees that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and


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provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such non-breaching party may be entitled at law or equity.

                     9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, facsimile or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

                               If to any member of the Pacholder Group other than to PAI, to such member as follows:

                               Robin E. Pacholder or David M. Gerst
                               11455 Clover Avenue
                               Los Angeles, California 90066

                               Dr. Asher O. and Sylvia A. Pacholder
                               3435 Westheimer, No. 1414
                               Houston, Texas 77027

                               Tom D. Pacholder
                               2022 Augusta
                               Houston, Texas 77057

                               in each case with a copy to:

                               Mayor, Day, Caldwell & Keeton, L.L.P.
                               700 Louisiana, Suite 1900
                               Houston, Texas 77002
                               Telecopy No.: (713) 225-7047
                               Attention:  Diana Hudson

                               If to PAI:

                               Pacholder Associates, Inc.
                               8044 Montgomery Road, Suite 480
                               Cincinnati, Ohio 45236
                               Facsimile No.: (513) 985-3217
                               Attention: James P. Shanahan, Jr.

                               If to TSP:

                               Travis Street Partners, LLC
                               910 Travis Street, Suite 2150
                               Houston, Texas 77002
                               Facsimile No.: (713) 759-2040
                               Attention:  Christopher N. O'Sullivan


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                               with a copy to:

                               Weil, Gotshal & Manges LLP
                               700 Louisiana, Suite 1600
                               Houston, Texas 77002
                               Facsimile No.:  (713) 224-9511
                               Attention:  Steven D. Rubin, Esq.

or to such other address as any party to this Agreement shall specify by notice to the other party, and shall be deemed to have been given when received.

                     10. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                     11. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                     12. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by either party hereto and each such executed counterpart shall be deemed to be, and shall be, an original instrument.

                     13. Successors and Assigns. Except as provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of the parties hereto.

                     14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

                     15. Amendment, Etc. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by TSP and each member of the Pacholder Group.

                     16. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, oral or written, between the parties hereto with respect to the subject matter hereof.




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                     IN WITNESS WHEREOF, the undersigned have caused this
Agreement to be duly executed on the day and year first above written.



                                     TRAVIS STREET PARTNERS, LLC


                                     By: /s/ Christopher N. O'Sullivan
                                         --------------------------------------
                                         Name: Christopher N. O'Sullivan
                                         Title: Manager


                                     By: /s/ Timothy J. Gollin
                                         --------------------------------------
                                         Name: Timothy J. Gollin
                                         Title: Manager



                                     /s/ Asher O. Pacholder
                                     ------------------------------------------
                                     Asher O. Pacholder



                                     /s/ Sylvia A. Pacholder
                                     ------------------------------------------
                                     Sylvia A. Pacholder



                                     /s/ Robin E. Pacholder
                                     ------------------------------------------
                                     Robin E. Pacholder



                                     /s/ Tom D. Pacholder
                                     ------------------------------------------
                                     Tom D. Pacholder



                                     /s/ David M. Gerst
                                     ------------------------------------------
                                     David M. Gerst




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                                     PACHOLDER ASSOCIATES, INC.

                                     By: /s/ Asher O. Pacholder
                                         --------------------------------------
                                         Name: Asher O. Pacholder
                                         Title: President














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